NEWS RELEASE
FOR IMMEDIATE RELEASE
For further information, contact
Kent Henschen, Director,
Corporate Communications
Tel: 414-768-4626   Fax: 414-768-4474
khenschen@bucyrus.com
www.bucyrus.com

Bucyrus Announces Senior Management Integration

South Milwaukee, WI, USA, August 2, 2007 – Bucyrus International, Inc. (NASDAQ: BUCY) announced today that its Board of Directors has reviewed and approved a senior management integration plan for Bucyrus (surface mining equipment) and its recent acquisition DBT (underground mining equipment).

The senior management team with overall corporate responsibility will continue to be lead by Timothy W. Sullivan, President and CEO. Mr. Sullivan’s career with Bucyrus has spanned 30 years. He also serves as a member of the Board of Directors. Mr. Sullivan has been instrumental in leading Bucyrus through its recent significant growth including the acquisition of DBT.

Reporting to Mr. Sullivan and overseeing activities in their respective disciplines are: Mr. William S. Tate – Executive Vice President, Global Markets and Strategic Support, Mr. Craig R. Mackus – Chief Financial Officer, Ms. Barbara H. Stephens – Senior Vice President, Human Resources and Mr. Scott S. Cramer – Senior Vice President, General Counsel. In addition, reporting to Mr. Sullivan with overall responsibility for the operation of the manufacturing units are Mr. Kenneth W. Krueger – Chief Operating Officer, Bucyrus and Mr. Luis de Leon – Chief Operating Officer, DBT.

At the time of the acquisition DBT’s management system included a Management Board. That Board is to remain in place and will include Mr. Sullivan. Also new to the Board will be Dr. Ulrich Noll, VP of Operations Longwall. Remaining on the Board is Mr. Luis de Leon, COO DBT, and Mr. Hermann Oecking, CHRO DBT.

In discussing the integration process Mr. Sullivan stated, “The integration of Bucyrus and DBT will take place over a period of time, with complete integration taking possibly two to three years. Certain strategic areas of the world such as China and India are already making significant progress in becoming fully integrated.” He also noted that integration may not make sense in all areas, but opportunities would be reviewed at all levels.

About Bucyrus International Inc.

Bucyrus International, Inc. is a world leader in the design and manufacture of high productivity mining equipment for the surface (BUCYRUS) and underground (DBT) mining industries. BUCYRUS equipment is used for mining coal, copper, iron ore, oil sands and other minerals and DBT equipment is used primarily for mining coal. In addition to machine manufacturing, Bucyrus and DBT manufacture high quality OE parts and provide world-class support services for their machines. Bucyrus International, Inc.‘s headquarters is located in South Milwaukee, Wisconsin, USA.

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Special Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. We caution that any such forward-looking statements are not guarantees of our future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, which are more fully described in our 2006 Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, our prospectus supplement filed with the Securities and Exchange Commission on May 7, 2007 and our Form 10-Q filed on May 10, 2007.